Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION EXPERT
We hereby consent to: the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of certain commercial real estate assets, related liabilities and notes receivable secured by real estate of CIM Income NAV, Inc. (the “Company”) in the Company’s amended registration statement (the “Registration Statement”) on Form S-11 to be filed on the date hereof, and the prospectus included therein (the “Prospectus”).

CBRE, Inc.

	By:	/s/ Michael Rowland
Name: Michael Rowland, as Agent of CBRE
July 15, 2020		Title: Executive Managing Director